Filed Pursuant to Rule 424(b)(3)

Registration No. 333-260168

BLACKSTONE REAL ESTATE INCOME TRUST, INC.

SUPPLEMENT NO. 13 DATED MARCH 19, 2025

TO THE PROSPECTUS DATED APRIL 16, 2024

This prospectus supplement (“Supplement”) is part of and should be read in conjunction with the prospectus of Blackstone Real Estate Income Trust, Inc., dated April 16, 2024 (as supplemented to date, the “Prospectus”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus. References herein to the “Company,” “BREIT,” “we,” “us,” or “our” refer to Blackstone Real Estate Income Trust, Inc. and its subsidiaries unless the context specifically requires otherwise.

The purposes of this Supplement is to update the “Experts” section of the Prospectus.

The paragraph under the section “Experts” in the Prospectus is hereby superseded and replaced by the following:

The financial statements of Blackstone Real Estate Income Trust, Inc. as of December 31, 2024 and 2023, and for each of the three years in the period ended December 31, 2024, included in this Prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are included in reliance upon the report of such firm given their authority as experts in accounting and auditing.